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                                                                   EXHIBIT 10.10


                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of the 2th day of March, 1998, by and among Packaged Ice, Inc., a Texas corporation ("Parent"), Packaged Ice Southeast, Inc., a Texas corporation wholly owned by Parent (the "Surviving Corporation"), Anniston Ice & Coal Company, Inc., an Alabama corporation (the "Company") and Juliet M. Scarbrough, Elaine Scarbrough, and Wilkes L. Scarbrough (individually a "Shareholder" and collectively the "Shareholders").

                             PRELIMINARY STATEMENTS

         The respective Boards of Directors of Parent, the Surviving Corporation and the Company have each approved the merger of the Company with and into the Surviving Corporation, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

                               I.     DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and the plural forms of any of the terms herein defined.

         "Acquisition Price" shall have the meaning set forth in Section 2.7(d) of this Agreement.

         "Assets" shall mean all of Company's properties and assets, real, personal, tangible and intangible (including the good will of the Company) which shall include, but not be limited to, those items described more fully in Exhibit A attached hereto.

         "Business" shall mean all of the operations of Company including the production, storage, distribution and sale of packaged ice products and other items.

         "Capital Leases" shall mean those leases covering certain capital equipment used in the Business which are used in the direct manufacturing, distribution and sale of packaged ice products which shall include, but not be limited to, those items more fully described in Exhibit B, attached hereto.

         "Closing" shall mean the consummation of this Agreement.

         "Closing Date" shall mean the date on which this Agreement is consummated. The Closing Date shall not occur before the Effective Date.
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         "Company Plans" shall have the meaning set forth in Section 3.17 of this Agreement.

         "Contracts" shall have the meaning set forth in Section 3.14 of this Agreement.

         "Damages" shall have the meaning set forth in Section 9.1 of this Agreement.

         "Encumbrance" shall mean any mortgage, lien, encumbrance, security interest, charge, pledge, conditional sale agreement, or adverse claim or restriction on transfer of any nature whatsoever other than those held by Parent or the Surviving Corporation or granted by the Company at Parent's or the Surviving Corporation's request.

         "Environmental Action"  shall have the meaning set forth in Section
3.10 of this Agreement.

         "Escrow Amount" shall have the meaning set forth in Section 2.2(b) of this Agreement.

         "Escrow Agreement" shall have the meaning set forth in Section 5.10 of this Agreement.

         "Escrow Agent" shall mean Regions Bank, Anniston, Alabama.

         "Financial Statements" shall have the meaning set forth in Section 3.3 of this Agreement.

         "GAAP" shall mean generally accepted accounting principles consistently applied.

         "Hazardous Materials" shall have the meaning set forth in Section 3.10 of this Agreement.

         "Indemnified Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Indemnifying Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Intangible Assets" shall mean all patents, trademarks, trademark licenses, trade names, brand names, slogans, copyrights, reprint rights, franchises, licenses, authorizations, inventions, processes, know-how, formulas, trade secrets and other intangible assets (together with all pending applications, continuations-in-part and extensions for any of the above).




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         "Investment Letter" shall have the meaning set forth in Section 5.9 of this Agreement.

         "Leases" shall have the meaning set forth in Section 3.12 of this Agreement.

         "Liabilities" shall have the meaning set forth in Section 2.2(b) of this Agreement.

         "Noncompetition Agreement" shall have the meaning set forth in Section
5.9 of this Agreement

         "Merger" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Note Receivable--SBW" shall mean the approximately $1,380,385 note receivable that is owned by the Company and represents funds that were borrowed by the Company on behalf of Southern Bottled Water Company, Inc. The Note Receivable--SBW will be discharged in connection with the purchase by Surviving Corporation of all of the outstanding stock of Southern Bottled Water Company, Inc. which will occur contemporaneously with the closing of this Agreement.

         "Note Receivable--Stockholder" shall mean the approximately $502,867 note receivable that is owned by the Company and represents funds that were lent by the Company to the stockholders of the Company. Approximately $150,000 of this note receivable was used to facilitate the borrowing of funds on behalf of Southern Bottled Water Company, Inc. The remaining $352,867 was used to purchase stock in the company that was held by the estate of a deceased stockholder, which stock is now held by the Company as treasury stock, and will be forgiven by the Company as of the Closing Date. The $150,000 that was used to facilitate the borrowing of funds on behalf of Southern Bottled Water Company, Inc. will be discharged in connection with the purchase by Surviving Corporation of all of the outstanding stock of Southern Bottled Water Company, Inc. which will occur contemporaneously with the closing of this Agreement.

         "Personal Property" shall have the meaning set forth in Section 3.13 of this Agreement.

         "Real Property" shall have the meaning set forth in Section 3.12 of this Agreement.

         "Shareholders' Disclosure Memorandum" shall mean that schedule attached hereto and incorporated herein by reference that lists and describes all disclosures by Shareholders and Company concerning the Assets and the Business which are the subject of this Agreement. The Shareholders' Disclosure Memorandum shall be delivered to Parent and Surviving Corporation no later than two business days prior to the Closing.

         "Shareholder Documents" shall mean the Amended and Restated Shareholders Agreement (September 20, 1995); the Amendment No. 1 to Amended and Restated Shareholders Agreement (dated as of January 17, 1997); Amendment No. 2 to Amended
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and Restated Shareholders Agreement (dated as of March 14, 1997); Amended and
Restated Voting Agreement (dated September 20, 1995); Amendment No. 1 to Amended and Restated Voting Agreement (dated as of January 17, 1997); Amendment No. 2 to Amended and Restated Voting Agreement (dated as of March 14, 1997); Amendment No. 3 to Amended and Restated Voting Agreement (dated as of November 4, 1997); and Culligan Voting Agreement (dated December 2, 1997).

         "Shares" shall mean all of the capital stock of Company outstanding on the Closing Date.

         "Tax or Taxes" shall have the meaning set forth in Section 11.1 hereof.

         "Trade Accounts Payable" shall mean those accounts payable accrued by the Company which relate directly to the manufacture, storage, distribution and sale of ice.

         "UCC Reports" shall have the meaning as set forth in Section 5.10 of this Agreement.

         "Undertaking Agreement"  shall have the meaning set forth in Section
2.11.


                               II.     THE MERGER

         2.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the corporation laws of Texas and Alabama, the Company shall be merged (the "Merger") with and into the Surviving Corporation and the Surviving Corporation shall be the surviving corporation and as such shall continue to be governed by the laws of the State of Texas. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization pursuant to Section 368(a)(1)(A) and Section (a)(2)(D) of the Internal Revenue Code (the "Code").

         2.2 CONTINUING CORPORATE EXISTENCE. Except as may otherwise be set forth herein, the corporate existence and identity of the Surviving Corporation, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger. The corporate existence and identity of the Company, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of the Surviving Corporation, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of the Company shall cease except to the extent continued by statute.

         2.3 EFFECTIVE DATE. The Merger shall become effective upon the occurrence of the issuance of certificates of merger (the "Effective Date") by the Secretary of State of the State of Texas and the Secretary of State of Alabama upon filing on the Closing Date of articles of merger with the Secretary of the State of Texas pursuant to Article 5.04 of the
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Texas Business Corporation Act ("TBCA") and the Secretary of State of Alabama
pursuant to applicable Alabama law.

         2.4 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of the Surviving Corporation as in effect on the Effective Date shall be the Articles of Incorporation and Bylaws of the Surviving Corporation following the Merger.

         2.5 DIRECTORS. The members of the Board of Directors of the Surviving Corporation at the Effective Date shall be the directors of the Surviving Corporation immediately following the Merger.

         2.6 OFFICERS. The officers of the Surviving Corporation at the Effective Date shall be the officers of the Surviving Corporation immediately following the Merger.

         2.7     CONVERSION OF SHARES.

                 (a) Each share of the Company's $100 par value common stock which is issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive the Share Price (as hereinafter defined) which shall be payable, without interest thereon, upon the surrender of the certificates formerly representing such Share, in accordance with Section 2.7(g).

                 (b) Each Share shall, by virtue of the Merger and without any action on the part of the holder, be canceled and retired and cease to exist.

                 (c) The "Share Price" for each Share will be (x)/(y) where (x) is the Acquisition Price (as defined in Section 2.7(d)) and (y) is the total number of outstanding Shares.

                 (d) The acquisition price ("Acquisition Price") shall be $4,000,000, which shall consist of $1,499,996 in cash, less adjustments as set forth in Section 2.11 of this Agreement (the "Cash Amount"), and 192,308 shares of Parent's common stock, par value $0.01 per share ("Parent's Stock") valued at $13 per share (rounded up to the nearest $13) and issued directly to the Shareholders (the 192,308 shares of Parent Stock being the "Stock Amount").

                 (e) Each share of the Company's common stock held in the treasury of the Company immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.

                 (f) All of the Parent's Stock, when delivered pursuant to the provisions of this Agreement, shall be validly issued, fully paid and nonassessable.
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                 (g)      At Closing, Parent will pay to Shareholders, the
total sum of the Acquisition Price, less $162,200 of the Cash Amount which will be placed in escrow with the Escrow Agent for a period of twelve (12) months in accordance with the Escrow Agreement (the "Escrow Amount"). At Closing, the holders of certificates representing Shares shall thereupon cease to have any rights with respect to such Shares and shall surrender certificates representing the Shares to Parent whereupon such holders shall receive the Share Price for each Share surrendered.

                 (h) The stock transfer books of the Company shall be closed as of the close of business on the Effective Date, and no transfer of record of any of the Shares shall take place thereafter.

                 (i) No fractional shares of Parent Stock and no certificates or scrip therefor shall be issued.

         2.8     FILING OF ARTICLES OF MERGER.   Upon the terms and subject to
the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof, the Company and the Surviving Corporation shall execute and file a certificate of merger in the manner required by the TBCA and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section, the foregoing will be confirmed at the Closing.

         2.9 RIGHTS AND LIABILITIES OF THE SURVIVING CORPORATION. As of the Effective Date, the Surviving Corporation shall have the following rights and obligations, pursuant to Article 5.06 of the TBCA:

                 (a) All rights, title and interests to all real estate and other property owned by the Company and the Surviving Corporation shall be allocated to and vested in the Surviving Corporation without reservation or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon.

                 (b) All liabilities and obligations of the Company and the Surviving Corporation shall be allocated to the Surviving Corporation, and the Surviving Corporation shall be the primary obligor therefor and, except as otherwise provided by law or contract, no other party to the merger, other than the Surviving Corporation, shall be liable thereon.

                 (c) A proceeding pending by or against the Company may be continued as if the Merger did not occur, or the Surviving Corporation to which the liability, obligation, asset or right associated with such proceeding is allocated to and vested in may be substituted in the proceeding.

                 (d) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Texas.

         2.10 PRORATION. To the extent not reflected on the Company's balance sheet, the parties shall prorate at the Closing the current year's ad valorem taxes and prepaid expenses, based on the latest available statements from taxing authorities, whether for the current tax year or the preceding tax year. The Shareholders' pro rata share of such taxes shall be the portion attributable to the period through the day of Closing Date, prorated by days. Any adjustments to the Acquisition Price shall be payable in the same ratio of Parent Stock to Cash as the Acquisition Price. The prorated amounts shall be adjustments to the cash portion of the Acquisition Price and shall be payable in the manner set forth below:

                 (a) If a prorated amount is payable by Parent or the Surviving Corporation and determinable at the Closing, it shall be added to the amount payable by Parent or the Surviving Corporation at the Closing.

                 (b) If a prorated amount is payable by Parent or the Surviving Corporation and not determinable at the Closing, it shall be billed by Shareholders when determinable and promptly paid by Parent or the Surviving Corporation to Shareholders.

                 (c) If a prorated amount is payable by Shareholders and determinable at the Closing, it shall be deducted from the amount otherwise payable by Parent or the Surviving Corporation at the Closing.

                 (d) If a prorated amount is payable by Shareholders and not determinable at the Closing, it shall be billed by Parent or the Surviving Corporation when determinable and promptly paid by Shareholders to Parent.

         2.11 ADJUSTMENT TO ACQUISITION PRICE. The Cash Amount of the Acquisition Price shall be adjusted as follows:

                 (a) The Cash Amount of the Acquisition Price shall be reduced by all of the Company's debts, obligations and other liabilities including, without limitation, all current liabilities (save and except the Trade Accounts Payable and accrued expenses), and accrued expenses, all long term liabilities, all interest bearing debt, Encumbrances, and Capital Leases (collectively, the "Liabilities") as of the Closing Date. Prior to the Closing the parties will estimate the amount of Liabilities and the cash payable to the Shareholders at the Closing will be reduced by the amount of estimated Liabilities as of the Closing Date, and such amount will be paid directly to the Company's creditors to discharge Encumbrances.

                 (b) The Cash Amount remaining after the estimated Liabilities have been paid and discharged shall be paid directly to the Shareholders . The intent and effect of this Section 2.11 is that the Merger shall be consummated with there being no Liabilities (except Trade Accounts Payables and accrued expenses) or other Encumbrances immediately after Closing. Shareholders hereby agree all Liabilities (except Trade Accounts Payable and accrued expenses) which are not discharged at Closing shall be
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assumed by the Shareholders through an Undertaking Agreement in the form attached hereto as Exhibit 2.11.

                 (c) Moreover, if as of the Closing Date the Company's current assets, including cash, accounts receivable and inventory, are less than the sum of its Trade Accounts Payable and accrued expenses, the Purchase Price shall be reduced by an amount equal to the sum of its Trade Accounts Payable and accrued expense minus current assets; if the Company's current assets exceed the sum of its Trade Accounts Payable and accrued expenses, the Purchase Price shall be increased by the amount equal to the current assets minus Trade Accounts Payable and accrued expenses.

                 (d) On or before 30 days after the Closing Date, Shareholders shall deliver to Surviving Corporation the balance sheet of the Company as of the Closing Date compiled by a certified public accountant (the "Closing Date Balance Sheet) certified by Shareholders to be true and correct. The Closing Date Balance Sheet shall (i) fairly present the financial position of the Company as of the close of business on the Closing Date compiled in a consistently applied manner, and (ii) include a detailed schedule of Liabilities. The Closing Date Balance Sheet shall be used to calculate any post closing adjustments to the Purchase Price as of the Closing Date and the amount of any Liabilities to be paid by Shareholders, all in accordance with the terms and conditions set forth in this Agreement.

                 (e) To the extent the Shareholders received at Closing an amount of cash in excess of what they are entitled to hereunder, Shareholders shall pay to Surviving Corporation such amount within five (5) days after such determination. To the extent Shareholders are entitled to a greater amount of cash than they received at Closing, then Surviving Corporation shall pay such amount within five (5) days after such determination.

                   III.     REPRESENTATIONS AND WARRANTIES OF
                          THE COMPANY AND SHAREHOLDERS

         The Company and the Shareholders, jointly and severally, represent and warrant to Parent and the Surviving Corporation as follows:

         3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and is in good standing and is duly qualified to do business in any foreign jurisdiction in which it is currently conducting business operations. The Company has full corporate power and authority to own or use the properties and assets that it purports to own or use, and to perform all of its obligations hereunder. All necessary corporate action that needs to be taken pursuant to applicable state law to enable the Company to operate as an ice manufacturing, sale and distribution operation has been taken and is in full force and effect. All outstanding shares of stock of the Company are validly issued, fully paid, nonassessable and owned, both beneficially and of record, by Shareholders. Other than this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by Shareholders or the Company (including any right of conversion or exchange under any outstanding security or other instrument) of any of its capital stock or other securities. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Shares.

         3.2 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. This Agreement has been duly executed and delivered by the Company and Shareholders and constitutes the legal, valid and binding obligation of the Company and Shareholders, enforceable against them in accordance with its terms. Upon the execution and delivery by Shareholders of the Escrow Agreement, Noncompetition Agreement, the Investment Letter and any other ancillary document required hereunder (collectively, the "Shareholders' Closing Documents"), the Shareholders' Closing Documents will constitute the legal, valid, and binding obligations of Shareholders, enforceable against Shareholders in accordance with their respective terms. The Company and the Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Shareholders' Closing Documents and to perform their respective obligations under this Agreement and the Shareholders' Closing Documents. The Shareholders and the Company have held a Shareholders meeting (or have executed a consent) and all resolutions required by law to approve the Merger have been duly adopted by a unanimous vote in accordance with Alabama law. Except as set forth on Section 3.2 of Shareholders' Disclosure Memorandum, the execution, delivery and performance of this Agreement by the Company and Shareholders and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any person or governmental authority, and will not, with or without the giving of notice, the passage of time, or both, violate, conflict with, result in a default, breach or loss of rights under, or result in the creation of any lien, claim or encumbrance pursuant to, any lien, encumbrance, instrument, agreement, or understanding, or any law, regulation, rule, order, judgment or decree, to which Shareholders or the Company are a party or by which they are bound or affected.

         3.3 FINANCIAL STATEMENTS. The Company and the Shareholders have previously caused to be furnished to Parent the Company's unaudited, compiled balance sheet as of December 31, 1997, and the related statements of income and statements of cash flow for the fiscal year then ended, and the unaudited balance sheet of the Company as of February 28, 1998 and the related unaudited statement of income and statement of cash flow for the 2-month period ending February 28, 1998 (such balance sheets and related statements are collectively referred to herein as the "Financial Statements"). The Financial Statements taken as a whole present fairly the financial position of the Company and the Business as of December 31, 1997 and February 28, 1998, respectively, and the results of operations for such periods, compiled in a consistently applied manner.

         Except as and to the extent reflected or reserved against in the Financial Statements or as disclosed by Shareholders in Shareholders' Disclosure Memorandum and except for trade accounts payable arising in the ordinary course of business and consistent with past practice since the date of the Company's February 28, 1998 Balance Sheet, Shareholders have operated the Company in the ordinary course and the Company has incurred no liabilities which would be required to be reflected on a balance sheet of the Company as of the date hereof or disclosed in the notes thereto. Since December 31, 1997 there has not been any adverse change in the Business, operations, properties, prospects, Assets or condition of the Company, and no event has occurred or circumstance exists that may result in such an adverse change.

         3.4 SHAREHOLDERS' DEBT. There are no Encumbrances or other debts whatsoever of Shareholders against the Company or the Assets.

         3.5 BUSINESS OPERATIONS AND CONDITION OF ASSETS. All items comprising the Assets have been continuously used by the Company in connection with the Business and are now in serviceable condition and are sufficient for the continued conduct of the Company's business after the Closing, in substantially the same manner as conducted prior to the Closing, unless expressly disclosed to the contrary by the Company and Shareholders in Section
3.5 of Shareholders' Disclosure Memorandum.

         3.6 GOOD TITLE. Except as set forth in Section 3.6 of Shareholders' Disclosure Memorandum, the Company has good, legal and marketable title to all of the Assets, free and clear of Encumbrances. Except as set forth in Section 3.6 of Shareholders Disclosure Memorandum, all items of Personal Property or Real Property used in the Business are owned by the Company.

         3.7 LITIGATION. Except as set forth on Section 3.7 of Shareholders' Disclosure Memorandum, there is no claim, action, suit, proceeding or investigation (judicial, governmental or otherwise), nor any order, decree or judgment in effect, and, to Shareholders' knowledge, none is threatened, against or relating to Shareholders, the Company or the Assets, or the transactions contemplated by this Agreement. Neither the Company nor any of the Shareholders is aware of any event or circumstance that will, or is reasonably likely to, give rise to or serve as a basis for the commencement of any claim, action, suit or proceeding against the Company or the Assets.

         3.8 COMPLIANCE WITH LAWS. Except as set forth in Section 3.8 of Shareholders' Disclosure Memorandum, and to Shareholders' knowledge, Shareholders and the Company have complied with all laws, rules, regulations, ordinances, orders, judgments and decrees relating to the Company and the Assets. To the Shareholders' knowledge, the ownership and use of the Assets and the conduct of the Business as it specifically relates to the Assets does not conflict with the rights of any other person.

         3.9     TAXES.

                 (a) Except as set forth in Section 3.9 of Shareholders' Disclosure Memorandum, the Company has, within the time and manner prescribed by law, filed all returns, declarations, reports and statements required to be filed by it (collectively, "Returns") in respect of any Taxes and each such Return has been prepared in compliance in all respects with all applicable laws and regulations and is true and correct in all respects, and the Company has, within the time and in the manner prescribed by applicable law, paid all Taxes that are shown to be due and payable with respect to the periods covered thereby.

                 (b) Except as set forth in Section 3.9 of Shareholders' Disclosure Memorandum (i) the Company has not requested or been granted an extension of the time for filing any Return which has not yet been filed; (ii) the Company has not consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority; (iii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company; (iv) there is no action, suit, taxing authority proceeding, or audit now in progress, pending or, to Shareholders' knowledge, threatened against or with respect to the Company; (v) no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to Taxes assessed by such jurisdiction; (vi) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets; (vii) the Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following: (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any "closing agreement," as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (C) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and (D) any prepaid amount received on or prior to the Closing Date; and (viii) the Company does not have any obligation or liability for the payment of Taxes of any other person as a result from any expressed obligation to indemnify another person, or as a result of such Company assuming or succeeding to the Tax liability of any other person as successor, transferee or otherwise.

                 (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the company except as disclosed in Section 3.9 of the Shareholders' Disclosure Memorandum. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person. The Shareholders are not subject to withholding under
         Section 1445 of the Code with respect to any transaction contemplated hereby. The Company has not been a member of any affiliated group (as defined in Code Section 1504(a)) or consolidated, combined or unitary group for purposes of any other Taxes. None of the property used by the Company is subject to a lease, other than a "true" lease for federal income tax purposes.

                 (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete.
         There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

                 (e) There is no plan or intention by the Shareholders to sell, exchange, or otherwise dispose of a number of shares of Parent Stock to be received by them hereunder that would reduce the Shareholders' ownership of Parent Stock to a number of shares having a value, as of the Effective Date, of less than fifty percent (50%) of the value of all of the formerly outstanding Shares as of the Effective Date. For the purposes of this representation, the Shares exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent Stock will be treated as outstanding Shares on the Effective Date. The Shares and shares of Parent Stock held by Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Effective Date will be considered in making this representation.

                 (f) The Surviving Corporation will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger. For the purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to Shareholders who receive cash or other property, the Company's assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular normal dividends) made by the Company immediately preceding the transfer, will be included as assets of the Company held immediately prior to the Merger.

                 (g) The liabilities of the Company assumed by the Surviving Corporation and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

                 (h) Parent, the Surviving Corporation, the Company and the Shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

                 (i) There is no intercompany indebtedness existing between Parent and the Company or between the Surviving Corporation and the Company that was issued, acquired, or will be settled at a discount.

                 (j) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                 (k) The fair market value of the assets of the Company transferred to the Surviving Corporation will equal or exceed the sum of the liabilities assumed by the

         Surviving Corporation, plus the amount of liabilities, if any, to which the transferred assets are subject.

                 (l) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         3.10 ENVIRONMENTAL. To the Shareholders' knowledge, the Company has complied in all respects with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) which have jurisdiction over the Company concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to occupational safety and health, good manufacturing practices for food products, wetlands, emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (collectively, "Hazardous Materials") into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice ("Environmental Action") has been filed or commenced against any of them alleging any failure so to comply, nor is the Company or any Shareholder aware of any circumstance or conditions which may cause any such Environmental Action to be filed or commenced against the Company.
Without limiting the generality of the preceding sentence, and to the Shareholders' knowledge, the Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under any applicable law or regulation, and has complied, in all respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in such laws.

         3.11 INSURANCE. The Company has continuously maintained insurance covering the Assets and operations of the Company, including without limitation fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Business. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business and provide adequate coverage of the Company, the Business and the Assets to enable the Company to continue its anticipated operations. The Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited, terminated or canceled by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. Section 3.11 of Shareholders' Disclosure Memorandum lists all claims, which (including related claims which in the aggregate) exceed $5,000 which have been made by the Company or against any policy of the Company in the last three years under any workers' compensation, general liability, property or other insurance policy applicable to Company, any Assets of the Company or the Business.
Except as set forth on Section 3.11 of Shareholders' Disclosure Memorandum, there are no pending or threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event: (a) the identity of the claimant; (b) the nature of the claim; (c) the date of the occurrence; (d) the status as of the report date and (e) the amounts paid or expected to be paid or recovered.

         3.12    REAL PROPERTY.

                 (a) Section 3.12 of Shareholders' Disclosure Memorandum contains (i) a complete and accurate legal description of each parcel of real property owned by, leased to or used by the Company (the "Real Property") and
(ii) a complete and accurate list of all current leases, lease amendments, subleases, assignments, licenses and other agreements to which the Real Property is subject (collectively, the "Leases"), together with the name and address of each tenant, the commencement and expiration date of each lease, the monthly rent and additional rent payable under each lease and the date to which such rent has been paid, the amount of any deposits, security or otherwise made under such lease and whether the consent of any party to the lease (or their mortgage) is required to consummate the transactions contemplated hereby. The Company has delivered to Parent and the Surviving Corporation true and complete copies of the Leases.

                 (b) Except as disclosed in Section 3.12 of Shareholders' Disclosure Memorandum, and to the best of Shareholders' knowledge, (i) each of the Leases is in full force and effect and has not been amended or modified;
(ii) neither the Company, nor any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder; (iii) the Company has received no notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder; and (iv) no rental under the Leases has been paid more than one month in advance.

                 (c) To the Shareholders' knowledge, there are no pending or threatened condemnation or similar proceedings or assessments affecting the Real Property, lawsuits by adjoining landowners or others, nor is there any belief by the Company or Shareholders that any such lawsuit is contemplated by any person, nor is any condemnation or assessment contemplated by any governmental entity. The improvements to the Real Property do not encroach on any other parcels of real property. The Real Property does not violate any zoning, easement, setback or other restrictive covenants applicable to the Real Property. Except as set forth in the title commitments provided to Surviving Corporation, since November 18, 1996, there have been no materially adverse actions that have or will affect the title to the Real Property or the use of the Real Property as contemplated by Parent and Surviving Corporation hereunder. The title commitments to the Real Property that were provided to Parent and Surviving Corporation are materially true and correct as of the Closing Date.

                 (d) At the time of Closing the Real Property will not in whole or in part be subject to any lease, other than the Leases described above.

                 (e) The Company has not entered, and will not enter, into any written contracts, agreements, or listings, or be a party to any oral understandings or agreements affecting the Real Property or the Leases which may become binding upon Surviving Corporation.

                 (f) To Shareholders' knowledge, the Company has complied with all applicable laws, ordinances, regulations, statutes and rules relating to the Real Property or any part thereof.

                 (g) Except as disclosed in Section 3.12 of the Shareholders' Disclosure Memorandum, and to the Shareholders' knowledge, there has been no storage, production, transportation, disposal, treatment or release of any Hazardous Materials on or about the Real Property, and the Company has complied with all applicable local, state or federal environmental laws and regulations. There are no wells, underground storage tanks, cesspools, covered surface impoundments or other sources of environmental pollutants or contaminants on the Real Property.

                 Prior to the Company's acquisition of the Real Property, to the Shareholders' knowledge, there was no storage, production, transportation, disposal, treatment or release of any Hazardous Materials on or about the Real Property. To the Shareholders' knowledge, there have been no Hazardous Materials on or in the neighboring properties which, through soil or groundwater migration, could have moved to the Real Property.

                 (h) The Company shall not and the Shareholders shall cause the Company to not change or make alterations to the Real Property between the date of this Agreement and the Closing. Such prohibited changes shall include, but shall not be limited to, removal or relocation of site improvements, buildings and landscaping.

                 (i) The zoning of each parcel of the Real Property permits the improvements located thereon and the continuation of business presently being conducted thereon. The Real Property is served by utilities and services necessary for the normal and continued operation of the business presently conducted thereon. None of the real property constituting the Real Property is subject to any zoning or historical preservation rulings or ordinances that will prohibit the Surviving Corporation from continuing its intended use as an ice manufacturing and/or distribution facility.

                 (j) The Real Property and the real property owned by Southern Bottled Water Company, Inc., includes all of the real property utilized by the Company in the Business. At the Closing, the Real Property shall be free and clear of all liens of other Encumbrances and will enable Surviving Corporation to continue conducting the same Business on the Real Property as was conducted prior to the Closing Date.

         3.13    PERSONAL PROPERTY.

                 (a) To the Shareholders' knowledge, Section 3.13 of Shareholders' Disclosure Memorandum is a complete and accurate schedule as of the Closing Date describing, and specifying the location of, all inventory, motor vehicles, machinery, fixtures, equipment, furniture, supplies, tools, Intangible Assets, and all other tangible or intangible personal property owned by, in the possession of, or used by the Company (the "Personal Property").

                 (b) Each lease, license, rental agreement, contract of sale or other agreement applicable to any Personal Property is listed in
Section 3.14 of Shareholders' Disclosure Memorandum and is in full force and effect; neither the Company nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No Personal Property is subject to any lease, license, contract of sale or other agreement that is adverse to the Business, Assets or financial condition of the Company.

                 (c) The inventory of the Company as reflected by the Financial Statements and as described in Section 3.13 of Shareholders' Disclosure Memorandum consisted and consists of items substantially all of which were and will be of the usual quality and quantity necessary for the normal conduct of the Company and reasonably expected to be usable or salable within a reasonable period of time in the ordinary course of business of the Company, except items of inventory which have been written down to realizable market value or written off completely, and damaged or broken items in an amount which does not affect the value of the inventory as reflected on the Financial Statements. With respect to inventory in the hands of suppliers for which the Company is committed as of the date hereof, such inventory is reasonably expected to be usable in the ordinary course of business of the Company as presently being conducted.

         3.14 CONTRACTS. Section 3.14 of Shareholders' Disclosure Memorandum contains a complete and accurate list of all presently effective contracts, leases and other agreements ("Contracts") to which the Company is a party and which affect or are applicable to the Assets or the Company, true and complete copies (or summaries in the case of oral contracts) of each of which have been delivered to Parent and the Surviving Corporation by the Company, including, without limitation, any:

                 (a) mortgage, security agreement, financing statement or conditional sales agreement or any similar instrument or agreement;

                 (b) agreement, commitment, note, indenture or other instrument relating to the borrowing of money, or the guaranty of any such obligation for the borrowing of money;

                 (c) joint venture or other agreement with any person, firm, corporation or unincorporated association doing business either within or outside the United States relating to sharing of present or future commissions, fees or other income or profits;

                 (d) service agreement, lease, license, rental agreement, contract of sale or other agreement applicable to the Personal Property;

                 (e)      franchise agreement;

                 (f)      warranty;

                 (g)      noncompetition agreement;

                 (h)      broker or distributorship contract;

                 (i) advertising, marketing and promotional agreement (including, but not limited to, any agreements providing for discounts and/or rebates);

                 (j) collective bargaining, employment or consulting agreement;

                 (k)      supply agreement or requirements contract; and

                 (l) construction contract, contract to purchase capital equipment, or otherwise make capital expenditures.

         Except as disclosed in Section 3.14 of Shareholders' Disclosure Memorandum, each of the Contracts is in full force and effect and has not been amended or modified and neither the Company, nor any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party intends to cancel, terminate or refuse to renew any such Contract or to exercise or decline to exercise any option or other right thereunder. There are no contracts to which the Company is a party that cannot be terminated unilaterally by the Company without a material penalty being assessed against the Company.

         3.15 LABOR MATTERS. To the Shareholders' knowledge, there are no controversies pending or threatened between the Company and any employees of the Company. The Company has complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, immigration, safety and the payment of withholding and social security and similar taxes, and the Company has no liability for any arrears of wages or taxes or penalties for failure to comply with any of the foregoing. None of the Company's employees is a member of a labor union, and neither the Company nor any of the Shareholders is aware of any effort (past or current) by any labor union to organize the Company's employees.

         3.16 ABSENCE OF SENSITIVE PAYMENTS. The Company has not made or maintained (i) any contributions, payments or gifts of its funds or property to any official, employee or agent of any vendor, customer or supplier, or of any governmental entity, where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company or Shareholders were or would be a violation of applicable law.

         3.17 EMPLOYEE BENEFITS. To the Shareholders' knowledge, all employee benefit plans including, but not limited to health benefit plans, (whether or not covered by ERISA), deferred compensation or executive compensation plans for employees, directors or independent contractors, and all other employee or independent contractor arrangements or programs that are maintained or contributed to by the Company (collectively, the "Company Plans") have been administered and operated in all respects in compliance with their terms, ERISA, if applicable, the Code and other applicable law. All Company Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and a current favorable IRS determination letter exists for each such plan and covers the amendments required by the Tax Reform Act of 1986. All funded Company Plans are fully funded according to their terms and applicable law. No prohibited transaction or breach of fiduciary duty under ERISA has been committed by any fiduciary, disqualified person or party in interest of any Company Plan. To the Shareholders' knowledge, the Company has no liability, contingent or otherwise, under Title IV of ERISA or any other aspect of ERISA. All Company Plans are set forth in Section 3.17 of Shareholders Disclosure Memorandum which is attached hereto and incorporated herein by reference. All Company Plans will be terminated as of the Closing Date and the liability of all such Company Plans, including, but not limited to any obligations to fund such plans, is and will remain the sole liability of the Shareholders. All Company Plans will be terminated as of the Closing Date and the liability of all such Company Plans, including, but not limited to any obligations to fund such plans, is and will remain the sole liability of the Shareholders.

         3.18 CAPITAL IMPROVEMENTS. Section 3.18 of Shareholders' Disclosure Memorandum describes all of the capital improvements or purchases or other capital expenditures (as determined in accordance with GAAP) which the Company has committed to or contracted for which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

         3.19 NO UNDISCLOSED LIABILITIES. To the Shareholders' knowledge, except for the obligations and liabilities arising under the contracts disclosed in Section 3.14 of the Shareholders' Disclosure Memorandum, the Company has no liabilities or obligations of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since the respective dates thereof.

         3.20    ACCOUNTS RECEIVABLE.   Except as otherwise indicated in
Section 3.20 of the Shareholders' Disclosure Memorandum, all accounts receivable of the Company have arisen out of bona fide transactions in the ordinary course of business, and each such account receivable constitutes a valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor thereof or thereunder and is collectible in full within 60 days.

         3.21 COMPLETE AND ACCURATE DISCLOSURE. No representation or warranty made to Parent or the Surviving Corporation in this Agreement or in connection with this transaction contains or will contain an untrue statement of a fact, or omits or will omit to state a fact necessary to make such representation or warranty not misleading or necessary to enable Parent and the Surviving Corporation to make a fully informed decision with respect to the Merger of the Company into the Surviving Corporation. All documents and information which have been or will be delivered to Parent and the Surviving Corporation or its representatives by or on behalf of the Company or Shareholders are and will be true, correct and complete copies of the documents they purport to represent.

         3.22 LOANS TO SOUTHERN BOTTLED WATER COMPANY, INC. Shareholders warrant and represent that the funds borrowed by the Company from First Alabama Bank were borrowed and subsequently relent Southern Bottled Water Company, Inc. ("SBWC") for the benefit of SBWC. Since Surviving Corporation is also purchasing all of the outstanding capital stock of SBWC from its shareholders, contemporaneously with the closing of this Agreement, Surviving Corporation will pay all amounts owed to First Alabama Bank in connection with Surviving Corporation's purchase of all of the outstanding capital stock of SBWC. Except as set forth in Section 3.22, as of the Closing Date, there are no intercompany or affiliate debts to which the Company is a party.

         3.23 SHAREHOLDER AGREEMENTS. Notwithstanding anything to the contrary contained in this Agreement or the Shareholders' Disclosure Memorandum, there are no obligations by the Company to pay to any shareholder of the Company any sums that would constitute compensation, deferred compensation, employment benefits, retirement benefits or any other type payment. All shareholder agreements amongst all shareholders of the company including but not limited to all agreements or contracts involving Juliet M. Scarbrough, Elaine Scarbrough, Wilkes L. Scarbrough and/or Juliet S. DuSel relating to any employment, retirement, agreement to purchase or sell shares in the company or any other type of contract, agreement or understanding are hereby terminated and are of no further force or effect.

                     IV.     REPRESENTATIONS AND WARRANTIES
                    OF THE SURVIVING CORPORATION AND PARENT

         4.1 CORPORATE EXISTENCE; GOOD STANDING; CAPITALIZATION. Parent and the Surviving Corporation are corporations duly organized, validly existing, and in good standing under the laws of the State of Texas. All outstanding shares of stock of Parent are validly issued, fully paid and nonassessable.

         4.2 POWER AND AUTHORITY. Parent and the Surviving Corporation have the requisite corporate power and authority, and have been duly authorized, to enter into this Agreement and to perform all of its obligations hereunder.

         4.3 EFFECT OF THIS AGREEMENT. The execution, delivery and performance by Surviving Corporation of this Agreement, and each Ancillary Document to which Surviving Corporation is or will be a party, the consummation by Surviving Corporation of the transactions contemplated hereby and thereby, and the compliance by Surviving Corporation with the provisions hereof or thereof, will not, with or without the giving of notice or the passage of time,
(a) violate any law, ordinance, rule or regulation applicable to Surviving Corporation, (b) violate any judgment, writ, injunction, order or decree of any court, arbitrator or governmental authority applicable to Surviving Corporation, or (c) result in the breach of or conflict with any term, covenant, condition or provision of the articles of incorporation or by-laws of Surviving Corporation.

         4.4 APPROVALS, CONSENTS, ETC.. No consent, authorization or approval of, or waiver or exemption by, or filing or registration with, any governmental agency or any other person is required to be obtained or made in connection with the execution, delivery or performance by Surviving Corporation of this Agreement or any Ancillary Document, or the consummation by Surviving Corporation of the transactions contemplated hereby or thereby.

                 V.   COVENANTS OF THE COMPANY AND SHAREHOLDERS

         Shareholders hereby, jointly and severally, covenant and agree as follows:

         5.1 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, Shareholders shall, and shall cause the Company to, use all reasonable efforts to (i) preserve substantially the relationships with the Company's employees, suppliers, customers and others doing business with it, (ii) perform its obligations under all contracts, leases and permits in all material respects, (iii) comply with all applicable laws, (iv) confer with Parent regarding operational matters of a material nature, (v) report periodically to Parent regarding the status of the business and the results of operations of the Company, and (vi) conduct Company's business in the ordinary course and consistent with past practices. Without limiting the foregoing, except as otherwise required or permitted by this Agreement or listed in Section 5.1 of Shareholder's Disclosure Memorandum from the date hereof through the Closing Date, the Shareholders shall not, without Parent's prior written consent, permit the Company to:

                 (a)      amend its articles of incorporation or bylaws;

                 (b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock, (ii) redeem, purchase or otherwise acquire directly or indirectly any shares of the capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (iii) authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) or otherwise encumber any shares of capital stock of any class of the Company or any securities convertible into or exchangeable for shares of capital stock of any class of the Company; or (iv) split, combine or reclassify the outstanding capital stock of the Company or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company;

                 (c) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any business, corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof;

                 (d) sell, lease, license, transfer, mortgage or subject to any Encumbrance or otherwise dispose of any assets of the Company other than sales of inventory in the ordinary course of business and consistent with past practice;

                 (e) except as disclosed in Section 5.4(e) of Shareholder's Disclosure Memorandum, make or agree to make any new capital expenditure or expenditures;

                 (f) except as required to comply with applicable law or with contracts existing on the date hereof, (i) adopt, enter into, terminate or amend in any material respect any employment contract, collective bargaining agreement or employee benefit plan, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (iii) pay any benefit not provided for under any employee benefit plan, (iv) increase in any manner the severance or termination pay of any officer or employee, (v) grant any awards under any employee benefit plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any employee benefit plans or agreements or awards made thereunder), or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee, contract or employee benefit plan;

                 (g)      amend, terminate or enter into any material contract;

                 (h) (i) incur or assume any debt, other than trade and accounts payable incurred in the ordinary course of business in amounts consistent with past practice, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company; (iii) enter into any arrangement to maintain any financial condition of another person; (iv) guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (v) make any loans, advances or capital contributions to, or investments in, any other person;

                 (i) make any material change in accounting methods, principles or practices unless required by GAAP;

                 (j)      compromise or settle any material claim or action;

                 (k) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions set forth in
Article VIII not being satisfied, or would make any representation or warranty of Shareholders contained herein inaccurate in any respect at, or as of any time prior to, the Closing, or that would impair the ability of Shareholders to consummate the transactions contemplated hereby in accordance with the terms hereof or delay such consummation;

                 (l) make or rescind any Tax election or settle or compromise any Tax liability or refund or change in any material respect any of the methods of reporting income or deductions for federal income tax purposes;

                 (m) permit any material insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business and consistent with past practice;

                 (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

                 (o)      enter into any related party contract; or

                 (p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

         5.2 INVESTIGATION BY PARENT AND THE SURVIVING CORPORATION. Prior to the Closing Date, the Company shall (i) give Parent and its authorized representatives and advisors access, at reasonable times and on reasonable notice, to all items of Real and Personal Property, books and records, personnel, offices, and other facilities of the Company, (ii) permit Parent or the Surviving Corporation to make such inspections thereof as Parent or the Surviving Corporation may reasonably require, and (iii) cause its employees, and its advisors to furnish to Parent and its authorized representatives and advisors such financial and operating data and other information with respect to the Business prepared in the ordinary course of the Business as Parent or its agent shall from time to time reasonably request.

         5.3 CLOSING CONDITIONS. Shareholders and the Company will, to the extent within their control, use their best efforts to cause the conditions set forth in Section 8.1 to be satisfied by the Closing Date.

         5.4 CONFIDENTIALITY. From and after the date hereof, Shareholders will, and will cause the Company and its officers, employees, representatives, consultants and advisors to hold in confidence all confidential information in the possession of the Company, its affiliates or its financial advisor concerning Parent, the Surviving Corporation or the Company. Shareholders and the Company will not release or disclose any such information to any person other than Parent and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section shall not apply to information:

                 (a) which the Shareholders or the Company are compelled to disclose by judicial or administrative process, or, in the reasonable opinion of counsel, by other mandatory requirements of law;

                 (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

                 (c) which can be shown to have been provided to the Company or Shareholders by a third party who obtained such information other than as a result of a breach of a confidential relationship.

         5.5 PUBLIC ANNOUNCEMENT. The Company, Shareholders, the Surviving Corporation and Parent will cooperate in the public announcement of the transactions contemplated by this Agreement, and, other than as may be required by applicable law, no such announcement will be made by either party without the consent of the other party, which consent shall not be unreasonably withheld.

         5.6 NO SHOPPING. From and after the date hereof through the Closing or the termination of this Agreement, whichever is the first to occur, neither the Company nor Shareholders shall (and the Company and Shareholders shall cause their respective affiliates, officers, directors, employees, representatives and agents not to) directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent or an affiliate or an associate of Parent) concerning, or enter into any agreement providing for, any merger, sale of material assets, sale of stock or similar transactions involving the Company or the Assets.

         5.7 FURTHER ASSURANCES. The Shareholders and the Company will use their best efforts to implement the provisions of this Agreement, and for such purpose the Shareholders or the Company, at the request of Parent or the Surviving Corporation, at or after the Closing Date, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Parent and the Surviving Corporation such deeds, assignments, bills of sale, consents, documents evidencing title and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Parent and the Surviving Corporation, as Parent and the Surviving Corporation may reasonably deem necessary or desirable to implement any provision of this Agreement.

         5.8 INSURANCE. Shareholders shall cause the Company to continue to maintain insurance through the Closing Date with financially sound and reputable insurers unaffiliated with the Company or Shareholders in such amounts and against such risks as are adequate to protect the Assets and the Business.

         5.9 INVESTMENT LETTER. At the Closing, Shareholders shall execute and deliver to Parent the investment letter in the form attached hereto as
Exhibit 5.9 (the "Investment Letter").

         5.10 ESCROW AGREEMENT. At the Closing, Shareholders shall execute and deliver to Parent and the Surviving Corporation the escrow agreement in the form attached hereto as Exhibit 5.10 (the "Escrow Agreement").

         5.11 TITLE REPORTS. Within ten (10) days after the date hereof, Shareholders, at Shareholders' sole cost and expense, shall provide a title report(s) for all real property owned by the Company and current reports of searches made of the Uniform Commercial Code Records of the County and State where each parcel of Real Property is located (the "Financing Statements") setting forth the state of liens affecting the title to the personal property and real property to be conveyed hereunder. The title report shall form the basis for a title insurance policy, issued by a nationally known title policy issuer, to be delivered to Parent and the Surviving Corporation, at Shareholders' sole expense, at the Closing in an amount equal to $250,000. At the Closing, the Real Property shall be subject to no liens, charges, encumbrances, exceptions, or reservations of any kind or character.

         5.12 NONCOMPETITION AGREEMENT. At the Closing, Shareholders will enter into the Noncompetition Agreement attached hereto as Exhibit 5.12.

         5.13 EMPLOYMENT AGREEMENT. At the Closing, Wilkes Scarbrough will enter into the Employment Agreement attached hereto as Exhibit 5.13.

         5.14 SHAREHOLDER DOCUMENTS. At the Closing, Shareholders will execute the Shareholder Documents attached hereto as Exhibit 5.14.

         5.15 TERMINATION OF PROFIT SHARING AND PENSION PLANS. Prior to the Closing, the Company Plans will be terminated by resolution of the board of directors of the Company and amended as appropriate to effect such termination. It is understood and agreed that the Company Plans will be terminated and wound up in accordance with their respective terms and applicable law.

         In the event that as of the Closing Date there are additional sums that have accrued to the Company Plans but such amounts have not been paid, then Shareholders shall remain jointly and severally liable for such amounts and shall reimburse the Company for any amounts that the Company is required to make in this regard.

             VI.  COVENANTS OF PARENT AND THE SURVIVING CORPORATION

         6.1 CLOSING CONDITIONS. Parent and the Surviving Corporation will, to the extent within their control, use reasonable efforts to cause the conditions set forth in Section 8.2 to be satisfied by the Closing Date.

         6.2 ANCILLARY AGREEMENTS. At the Closing, Parent and the Surviving Corporation will enter into the Noncompetition Agreement, the Escrow Agreement, and all other ancillary documents required hereunder.


                               VII.  THE CLOSING

         7.1 THE CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreeable time and date on or before March 24. The date of the closing shall herein be referred to as the "Closing Date."

         7.2 CLOSING OBLIGATIONS. At the Closing, subject to the terms, covenants and conditions contained herein:

                 (a)      Shareholders will deliver to Parent and the Surviving
Corporation:

                          (i) certificates representing the Shares, to be surrendered to the Surviving Corporation or Parent;

                          (ii) a certificate executed by Shareholders representing and warranting to Parent and the Surviving Corporation that Shareholders' and the Company's representations and warranties in this Agreement are accurate as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the initial disclosure of the Shareholders' Disclosure Memorandum which was delivered by Shareholders to Parent and the Surviving Corporation prior to the Closing Date); and

                          (iii) investment letter executed by Shareholders receiving Packaged Ice, Inc. common stock in the form attached hereto as Exhibit 5.9, (the "Investment Letter").

                          (iv)    the Escrow Agreement as set forth in Exhibit
                 5.10.

                          (v)     an opinion of counsel as referred to in
                 Section 8.1(f);

                          (vi) letters of resignation of the officers and directors of the Company;

                          (vii) executed counterparts of all other documents and certificates required to be delivered to Parent and the Surviving Corporation pursuant to this Agreement including, but not limited to the Undertaking Agreement, the Shareholder Documents, the Noncompetition Agreement, satisfactory evidence that all third party creditors of the Company have been satisfied and the title insurance policy in the amount of $250,000.

                 (b)      Parent and the Surviving Corporation will:

                          (i) deliver certificates evidencing the Stock Amount, issued to Shareholders;

                          (ii) pay the Cash Amount (less adjustments, and less the Escrow Amount) by bank, cashier's or certified check payable to the order of Shareholders or wire transfer in immediately available funds to an account designated by Shareholders, as may be selected by Shareholders;

                          (iii) deliver a certificate executed by Parent and the Surviving Corporation to the effect that, except as otherwise stated in such certificate, each of Parent and the Surviving Corporation's representations and warranties in this Agreement is accurate in all respect as of the Closing Date as if made on the Closing Date ("Parent and the Surviving Corporation's Certificate"); and

                 (c) The Surviving Corporation and the Company will execute articles of merger and file the same with the Secretary of State of the State of Texas and the Secretary of State of the State of Alabama.

                 (d) Parent will deliver the Escrow Amount to the Escrow Agent to be held pursuant to the Escrow Agreement.

         7.3 COMPLIANCE WITH SECURITIES LAWS. As of the date hereof and prior to the Closing Date, the Company and Shareholders hereby acknowledge and agree that Parent and Surviving Corporation shall be granted a reasonable amount of time to comply with all securities laws relating to the issuing of Parent Stock as part of this transaction.

                          VIII.  CONDITIONS TO CLOSING

         8.1 CONDITIONS TO OBLIGATIONS OF PARENT AND THE SURVIVING CORPORATION. The obligations of Parent and the Surviving Corporation to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Performance. Each agreement and obligation of Shareholders or the Company to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all respects and Shareholders shall deliver to Parent and the Surviving Corporation a certificate signed by Shareholders and an officer of the Company to such effect.

                 (b) Representations and Warranties True; No Adverse Change. The representations and warranties of Shareholders and the Company contained herein shall be true and correct, in all respects, on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, and since the date hereof there shall have occurred no adverse change in the Business, and Shareholders shall deliver to Parent and the Surviving Corporation a certificate signed by Shareholders and an officer of the Company to such effect.

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining Parent and the Surviving Corporation from consummating the transactions contemplated hereby.

                 (d) Third Party Creditors. All third party creditors of the Business (other than trade payables) will be paid in full, and all Encumbrances against the Stock, Assets and the Business will be paid or discharged.

                 (e) Capital Leases. All Capital Leases shall be paid in full and the personal property subject thereto shall be conveyed to the Company free and clear of Encumbrances.

                 (f) Opinion of Counsel for Shareholders and the Company. Shareholders shall have received the opinion of Spain & Gillon, L.L.C. dated as of the Closing Date, in form and substance satisfactory to the Surviving Corporation's and Parent's counsel, subject to reasonable qualifications and exceptions, as set forth on Exhibit 8.1(f).

                 (g) Due Diligence. Parent's and Surviving Corporation's obligation to consummate this Agreement is expressly conditioned on Parent's and Surviving Corporation's satisfaction of its due diligence investigation of the Company and Shareholders.

                 (h) Ancillary Agreements. Shareholders have executed the Noncompetition Agreement, the Employment Agreement, the Shareholder Documents, the Escrow Agreement and all other ancillary documents required hereunder.

                 (i) Stock Purchase of Southern Bottled Water Company, Inc. The contemplated merger agreement whereby Packaged Ice Southeast, Inc. will purchase all of the outstanding capital stock of Southern Bottled Water Company, Inc. will have occurred contemporaneously with the execution of this Agreement.

         8.2     CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SHAREHOLDERS.
The obligation of the Company and Shareholders to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Performance. Each agreement and obligation of Parent and the Surviving Corporation to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all material respects and Parent and the Surviving Corporation shall deliver to Shareholders a certificate signed by an officer of Parent and the Surviving Corporation to such effect.

                 (b) Representations and Warranties True; No Material Adverse Change. The representations and warranties of Parent and the Surviving Corporation contained herein shall be true and correct on the Closing Date with the same force and effect as though such representations and covenants had been made on the Closing Date, and Parent and the Surviving Corporation shall deliver to Shareholders a certificate signed by an officer of Parent and the Surviving Corporation to such effect.

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining the Company from consummating the transactions contemplated hereby.

                             IX.     IDEMNIFICATION

         9.1 INDEMNIFICATION OF PARENT AND THE SURVIVING CORPORATION BY THE COMPANY AND SHAREHOLDERS. The Company and Shareholders agree, jointly and severally, to indemnify, defend and hold harmless Parent and the Surviving Corporation and Parent's and the Surviving Corporation's employees, agents, heirs, legal representatives, and assigns from and against any and all claims, suits, losses, expenses (legal, accounting, investigation and otherwise), damages and liabilities, including, without limitation, tax liabilities (hereinafter, collectively "Damages"), arising out of or relating to (i) any liability or obligation of the Company assumed by Shareholders at the Closing Date hereunder pursuant to the Undertaking Agreement, (ii) any claim or cause of action arising with respect to the conduct of, or conditions existing with respect to, the Company prior to the Closing, whether or not disclosed to Parent, (iii) any inaccuracy of any representation or warranty set forth in this Agreement or the breach of any covenant made by Shareholders in or pursuant to this Agreement, or (iv) the improper or illegal use, storage or disposal of any Hazardous Materials by the Company or its predecessors prior to the Closing Date, or any Environmental Action pending, threatened or accrued as of the Closing Date (whether known or unknown, disclosed or undisclosed.) The obligation of the Shareholders to indemnify Parent shall continue notwithstanding Parent's knowledge of the inaccuracy of any representation or warranty of the Shareholders set forth in this Agreement or in any document or certificate furnished or required to be furnished pursuant to this Agreement.

         9.2 INDEMNIFICATION OF THE COMPANY AND SHAREHOLDERS BY PARENT AND THE SURVIVING CORPORATION. Parent and the Surviving Corporation agree to indemnify, defend and hold harmless the Company and Shareholders from and against (i) any and all Damages arising out of or relating to any material inaccuracy or any material misrepresentation, (ii) the material breach of any warranty set forth in this Agreement, (iii) the breach of any covenant made by Parent or the Surviving Corporation in or pursuant to this Agreement or (iv) any claim arising relating to the Company, the Assets or the Business arising after the Closing Date.

         9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim arises for indemnification hereunder, the indemnified party (hereafter the "Indemnified Party") shall notify the indemnifying party (hereafter the "Indemnifying Party") in writing by registered or certified mail promptly after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim (the "Notice of Claim"). Such notice shall specify all material facts known to the Indemnified Party giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom. The failure of any Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify in respect to such action and shall not relieve the Indemnifying Party of any other liability which they may have to any Indemnified Party unless such failure to notify the Indemnifying Party prejudices the rights of the Indemnifying Party. In addition to all other remedies provided hereunder or by law, Parent and the Surviving Corporation shall have the right to make a claim against the Escrow Amount for any of Parent's or the Surviving Corporation's Damages.

         9.4 RIGHT TO DEFEND. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any third party against the Indemnified Party, the Indemnifying Party shall be entitled (without prejudice to the right of the Indemnified Party to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnified Party at the Indemnifying Party's expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, if it gives written notice to the Indemnified Party within forty-five (45) days after receipt of the Notice of Claim that the Indemnifying Party intends to assume the defense of such claim and acknowledges its liability to indemnify the Indemnified Party for any losses resulting from such claim; provided, however, that if the Indemnifying Party does not elect to assume the defense of any claim, then (a) the Indemnifying Party shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnified Party shall control the defense of such claim, (b) the Indemnified Party may settle any such claim without the consent of the Indemnifying Party, however, the Indemnifying Party may not settle any such claim without the prior written consent of the Indemnified Party; and (c) Section 9.5 hereof shall be inapplicable. Whether or not the Indemnifying Party does choose to so defend such claim, the parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith. To the extent Parent or the Surviving Corporation is the Indemnified Party for any actual or threatened claim or demand by any third party, Parent and the Surviving Corporation shall have the right to control the prosecution of any counterclaim or right related to such a claim or demand, provided that Parent and the Surviving Corporation agree to reasonably cooperate with the Company or Shareholders with respect to the prosecution of such counterclaim or right.

         9.5 SETTLEMENT. Except as provided in Section 9.4, (i) the Indemnified Party shall make no settlement of any claim that would give rise to liability on the part of the Indemnifying Party under an indemnity contained in this Article IX without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and (ii) the Indemnifying Party can settle without the consent of the Indemnified Party only if the settlement involves only the payment of money for which the Indemnifying Party will be fully liable. No other settlement of any claim may be made without the consent of both the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld.

         9.6 EFFECT OF TERMINATION. Without limiting any other rights the parties may have, the parties specifically agree that the covenants contained in this Article will continue to be enforceable following termination of this Agreement.

                               X.     TERMINATION

         10.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date by any of the following:

                 (a) Mutual Consent. By mutual written consent of the Shareholders, Company, Parent and the Surviving Corporation;

                 (b) Misrepresentation or Breach. By the Company or Shareholders if there has been a material misrepresentation or a material breach of a warranty or covenant herein or in any agreement required to be delivered pursuant hereto on the part of the Surviving Corporation or Parent;

                 (c) Misrepresentation or Breach. By Parent or the Surviving Corporation, if there has been a misrepresentation or a breach of a warranty or covenant herein or in any agreement required to be delivered pursuant hereto on the part of the Company or Shareholders;

                 (d) Failure of Condition to Parent's and the Surviving Corporation's Obligations. By Parent and the Surviving Corporation, if all of the conditions set forth in Section 8.1 have not been satisfied;

                 (e) Failure of Condition to the Company's and Shareholders' Obligations. By the Company or Shareholders, if all of the conditions set forth in Section 8.2 have not been satisfied;

                 (f) Court Order. By the Company and Shareholders or Parent and the Surviving Corporation, if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                 (g) Adverse Change. By Parent and the Surviving Corporation if any event has occurred after the date hereof which is, or will result in an adverse change in the prospects, business or condition of the Company.

         10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1(a), all further obligations of the Company, Shareholders and Parent and the Surviving Corporation under this Agreement shall terminate without further liability of the Company, Shareholders, Parent or the Surviving Corporation. If the Company or Shareholders fail to consummate the transactions contemplated on their part to occur on the scheduled Closing Date, in circumstances whereby all conditions of the Closing set forth in Section 8.2 have been satisfied in all material respects or waived, Parent's and the Surviving Corporation's sole remedy shall be to (i) to require Shareholders to consummate and specifically perform the transactions contemplated hereby, in accordance with the terms of this Agreement, and to obtain from Shareholders any attorney fees incurred in connection with procuring such specific performance or (ii) terminate this Agreement and reimbursement of its out-of-pocket expenses incurred directly in connection with the negotiation, preparation and performance of this Agreement. If Parent and the Surviving Corporation fail to consummate the transactions contemplated on its part to occur on the Closing Date, in circumstances whereby all conditions of the Closing set forth in Section 8.1 have been satisfied in all respects or waived, the Company's and Shareholders' sole remedy shall be to (i) to require Parent and the Surviving Corporation to consummate and specifically perform the transactions contemplated hereby, in accordance with the terms of this Agreement, and to obtain from Parent and the Surviving Corporation any attorney fees incurred in connection with procuring such specific performance or (ii) terminate this Agreement and obtain reimbursement of its out-of-pocket expenses incurred directly in connection with the negotiation, preparation and performance of this Agreement.

         10.3 RIGHT TO PROCEED. Notwithstanding anything in this Agreement to the contrary, if any condition specified in Section 8.1 or Section 8.2 has not been satisfied, the Company, Shareholders or Parent and the Surviving Corporation, in addition to any other rights which may be available to it, shall have the right to waive any such condition that is for its benefit and to require the other party hereto to proceed with the Closing.

                              XI.     TAX MATTERS.

         11.1 Tax Definitions. The following terms, as used herein, have the following meanings:

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Federal Tax" means any Tax imposed under Subtitle A of the Code.

                 "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by the Company or Shareholders, whichever are responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

                 "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning after the close of business on the Closing Date.

                 "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

                 "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts (including gross receipts tax in respect of any franchise operation), royalty, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other governmental fee, assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign).

                 "Tax Indemnification Period", means with respect to any Tax, any Pre-Closing Tax Period of the Company.

         11.2    Covenants.

                 (a) Without the prior written consent of Parent and the Surviving Corporation, Shareholders shall not cause the Company to make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Company or Parent or the Surviving Corporation.

                 (b) All Returns not required to be filed on or before the date hereof (including any applicable extensions) will be filed when due in accordance with all applicable laws.

                 (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred in connection with this Agreement (including any real property transfer Tax and any similar Tax) shall be accrued by the Shareholders and be paid by the Shareholders when due (including any applicable extensions), and the Shareholders will, at the Shareholders' sole expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees. . This subparagraph shall not apply to any vehicle or other re-titling fees to take place after the Closing Date. All such vehicle or other re-titling shall be borne by the Surviving Corporation.

         11.3    Cooperation on Tax Matters.

                 (a) Parent, the Surviving Corporation and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Parent and the Surviving Corporation and Shareholders shall cause the Company to: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention requirements of any Taxing Authority or any record retention agreements entered into with any Taxing Authority, and (ii) to give Shareholders reasonable written notice prior to destroying or discarding any such books and records and, if Shareholders so requests, Parent and the Surviving Corporation shall allow Shareholders to take possession of such books and records.

                 (b) Parent and the Surviving Corporation and Shareholders further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         11.4 Tax Indemnification. The Company and Shareholders hereby jointly and severally indemnify Parent and the Surviving Corporation against, and agree to hold Parent and the Surviving Corporation harmless from, any loss, liability or expense attributable to (i) any Tax with respect to income (including, to the extent based on income, state franchise Taxes), transfer Tax, employment or withholding Tax related to employee tips income (actual and allocated) and related reporting requirements, and gross receipts or royalty Tax in respect of any franchise operation and any other Tax of the Company related to the Tax Indemnification Period, (ii) any Tax resulting from a breach of the provisions of Sections 3.9 and 11.2, and (iii) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee or successor (the sum of (i), (ii), and (iii) being referred to herein as a "Loss"). Parent and the Surviving Corporation shall give Shareholders ten days notice of any claim of Loss, and Shareholders shall have the opportunity to defend Parent and the Surviving Corporation in accordance with Section 9.4 hereof.

         11.5 Acquisition Price Adjustment. Any amount paid by the Company, Parent, the Surviving Corporation or Shareholders under Section 11.4 will be treated as an adjustment to the relevant purchase price for all Tax purposes unless a Final Determination causes any such amount not to constitute an adjustment to the relevant purchase price. In the event of such a Final Determination, Parent and the Surviving Corporation or Shareholders, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one
Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local income Taxes. Any payment required to be made by Parent and the Surviving Corporation or Shareholders under Section 11.4 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid.

         11.6 Survival. The provisions of this Article XI with respect to income (including to the extent based on income, state franchise Taxes), transfer Taxes, employment or withholding Taxes and related reporting requirements, shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). The provisions of this Article XI shall survive the Closing for the applicable period of limitations notwithstanding any knowledge that Parent or the Surviving Corporation may have acquired to the contrary thereof.

                             XII.     MISCELLANEOUS

         12.1 EXPENSES. Legal, accounting and other costs and expenses incurred in connection with this transaction shall be paid by the party incurring such expenses.

         12.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in or made in connection with this Agreement shall survive the Closing notwithstanding any knowledge that Parent or the Surviving Corporation may have acquired to the contrary thereof.

         12.3 INUREMENT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and, if properly assigned, assigns. This Agreement may not be assigned by any party without the written consent of the other parties hereto.

         12.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Schedules and Exhibits hereto, and the related agreements referred to herein embody the entire agreement of the parties hereto, and supersede all prior agreements and understandings, with respect to the subject matter hereof.

         12.5 SEVERABILITY. Any provision of this Agreement which is invalid, unenforceable or illegal in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity, unenforceability or illegality without affecting the remaining provisions hereof and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         12.6 INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules referenced in this Agreement, and any statements contained therein or in any certificate or instrument delivered pursuant hereto, constitute an integral part of this Agreement and shall be deemed made in this Agreement as if set forth in full herein.

         12.7 CAPTIONS AND HEADINGS; USE OF TERM "PERSON". Captions and headings used herein are for convenience only, do not constitute a part of this Agreement, and shall not be considered in construing this Agreement. Unless the context otherwise requires, all article, section or subsection cross-references are to articles, sections and subsections within this Agreement. As used herein, the term "person" shall mean any corporation, limited liability company, partnership, venture, proprietorship, trust, governmental entity, benefit plan or other entity or enterprise.

         12.8 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ALABAMA.

         12.9 NOTICES. All notices of requests, demands or other communications required or to be given hereunder shall be delivered by hand, overnight courier, facsimile transmission, or by United States Mail, postage prepaid, by registered or certified mail (return receipt requested), to the addressed indicated below and shall be deemed given when received by the addressee thereof:

         to the Company:              Anniston Ice & Coal Company, Inc.
                                      c/o William A. Julian
                                      1130 Quintard Avenue, Suite 201
                                      Anniston, Alabama 36202

         to the Shareholders:         (at the address above)

         with a copy to:              Glenn E. Estess, Jr.
                                      Spain & Gillon, L.L.C.
                                      2117 2nd Avenue N.
                                      Birmingham, Alabama  35203

         to Parent and the
         Surviving Corporation:       Packaged Ice, Inc.
                                      8572 Katy Freeway, Suite 101
                                      Houston, Texas 77024
                                      Attn:  A.J. Lewis, III, President

         with a copy to:              Alan Schoenbaum
                                      Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                      300 Convent St., Suite 1500
                                      San Antonio, Texas 78205

or such other address or addresses as may be expressly designated by either party by notice given in accordance with the foregoing provision.

         12.10 AGENTS OR BROKERS. The Company and Shareholders and Parent and the Surviving Corporation mutually represent and agree with each other that no agents or brokers have been utilized in the solicitation or negotiation of the sale of the Business and no fees, commissions or expenses of any type shall be due or payable out of the proceeds of the Acquisition Price by either party to this Agreement.

         12.11 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including without limitation any alleged violations of securities laws, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Birmingham, Alabama, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable. Judicial proceedings may be commenced only to enforce this arbitration agreement or to enforce the results of arbitration; provided that such prohibition shall not apply in the event that a court ordered injunction is an appropriate remedy for a breach of this Agreement.

         12.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.


               [ANNISTON ICE & COAL AGREEMENT AND PLAN OF MERGER
                            SIGNATURE PAGE FOLLOWS]

       [ANNISTON ICE & COAL AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]

Executed on the date first written above.

PACKAGED ICE, INC.

By: /s/ A. J. LEWIS, III
   ----------------------------------
   Print Name: A. J. Lewis, III
              -----------------------
   Print Title: President
               ----------------------


PACKAGED ICE SOUTHEAST, INC.

By: /s/ A. J. LEWIS, III
   ----------------------------------
   Print Name: A. J. Lewis, III
              -----------------------
   Print Title: President
               ----------------------


ANNISTON ICE & COAL COMPANY, INC.

By: /s/ WILKES L. SCARBROUGH
   ----------------------------------
   Print Name: Wilkes L. Scarbrough
              -----------------------
   Print Title: V.P. - Sec.
               ----------------------


SHAREHOLDERS:


/s/ WILKE L. SCARBROUGH
-------------------------------------


/s/ JANET M. SCARBROUGH
-------------------------------------


/s/ ELAINE M. SCARBROUGH
-------------------------------------

                         LIST OF SCHEDULES AND EXHIBITS

Exhibit A        Assets of the Company

Exhibit B        Assets subject to Capital Leases

Exhibit 2.11     Undertaking Agreement

Exhibit 5.9      Investment Letter

Exhibit 5.10     Escrow Agreement

Exhibit 5.12     Noncompetition Agreement

Exhibit 5.13     Employment Agreement

Exhibit 5.14     Shareholder Agreements

Exhibit 8.1(f)   Opinion of Counsel

Shareholders' Disclosure Memorandum